Exhibit 5.1

Mourant Ozannes 94 Solaris Avenue Camana Bay PO Box 1348 Grand Cayman KY1-1108 Cayman Islands

BeiGene, Ltd.
94 Solaris Avenue
Camana Bay
PO Box 1348
Grand Cayman KY1-1108
Cayman Islands

30 November 2021

Dear Sirs and Mesdames

BeiGene, Ltd. (the Company)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company's registration statement on Form S-3 filed on 11 May 2020 with the Securities and Exchange Commission (the Commission) under the U.S. Securities Act of 1933, as amended to date the prospectus supplements filed pursuant to Rule 424(b)(5) of the U.S. Securities Act of 1933, as amended, relating to the Company's initial public offering of up to 132,313,549 ordinary shares of par value US$0.0001 each (the Shares) on the Science and Technology Innovation Board of the Shanghai Stock Exchange.

1.Documents Reviewed

For the purposes of this opinion we have examined a copy of each of the following documents:

(a)The certificate of incorporation of the Company dated 28 October 2010.

(b)The fifth amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 7 December 2018 (the M&A).

(c)The minutes of the meetings of the directors of the Company held on 14 January 2016, 13 April 2020 and 8 January 2021 and the resolutions in writing of the directors of the Company passed on 24 September 2021 (the Directors' Resolutions).

(d)The minutes of the extraordinary general meeting of the shareholders of the Company held on 7 December 2018 (the Shareholders' Resolutions and together with the Directors' Resolutions, the Resolutions).

(e)A certificate from an officer of the Company dated 30 November 2021 (the Officer's Certificate).

(f)A certificate of good standing dated 22 November 2021 issued by the Registrar of Companies in the Cayman Islands (the Certificate of Good Standing).

(g)The registration statement on Form S-3 (No. 333-238181) filed with the Commission on 11 May 2020 in relation to the Company (excluding its exhibits and any documents incorporated by reference into such registration statement) (the Registration Statement).

(h)The base prospectus dated 11 May 2020 as part of the Registration Statement (the Prospectus).

(i)The preliminary supplement to the Prospectus dated 23 November 2021 and the supplement to the Prospectus dated 30 November 2021 (the Prospectus Supplements).

BVI | CAYMAN ISLANDS | GUERNSEY | HONG KONG | JERSEY | LONDON	mourant.com

2.Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Officer's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2The genuineness of all signatures and seals.

2.3There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3.Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2The authorised share capital of the Company is US$1,000,000 divided into 9,500,000,000 ordinary shares of a par value of US$0.0001 each and 500,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the M&A.

3.3The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Prospectus and the Prospectus Supplements, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4.Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion the phrase non-assessable means, with respect to Shares in the Company, that a member shall not, solely by virtue of its status as a member, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances and subject to the M&A, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5.Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings Enforceability of Civil Liabilities and Legal Matters and elsewhere in the Prospectus included in the Registration Statement or the Prospectus Supplements. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Mourant Ozannes
Mourant Ozannes